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                                                                      EXHIBIT 99

NEWS RELEASE
FOR IMMEDIATE RELEASE                       Company Contact:
                                            Arthur A. Koch, Jr.
                                            Chief Operating Officer
                                            (302) 456-6789
                                            www.sdix.com

                                            Investor Relations Contact:
                                            Lippert/Heilshorn & Associates, Inc.
                                            William A. Walkowiak, CFA
                                            Klea Theoharis
                                            (212) 838-3777
                                            klea@lhai.com
                                            -------------

             Strategic Diagnostics Reports Substantial Increases in
                Operating and Net Income for the Second Quarter

                    USDA Certifies Use of Mycotoxin Test Kit

                Goldman Sachs & Co. Retained as Financial Advisor

NEWARK, Del., July 26, 2001 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported financial results for the second quarter ended June 30, 2001.

Revenue for the quarter increased 24% to $7.2 million from $5.8 million in the second quarter of 2000. Operating income increased 46%, to $775,000 from $532,000 in the prior year.

Operating income included a one-time charge of $253,000, related to severance in connection with the recently announced planned consolidation of the Company's Strategic BioSolutions division, which is expected to result in anticipated savings of $750,000 to $1,000,000 a year. Excluding this one-time charge, operating income increased 93%, to $1.0 million from $0.5 million in the prior year. Net income was $515,000, or $0.03 per diluted share.

Excluding the one-time restructuring charge and a one-time gain on the sale of assets in 2001 of $47,000, adjusted net income was $623,000, or $0.04 per diluted share, a 135% increase over the prior year's income of $265,000, or $0.02 per diluted share.

For the six months ended June 30, 2001, revenues were $14.3 million, versus $11.6 million in the prior year, an increase of 23%. Operating income for the six-month period was $1.6 million ($1.9 million excluding the one-time charge) versus $0.9 million in the prior year. Net income for the first six months was $994,000, or $0.06 per diluted share, up 75% from the $569,000, or $0.03 per diluted share. Excluding the one-time restructuring charge above and one-time gains on asset sales in the 2000 period, adjusted net income was $1,102,000 or $0.06 per diluted share, an increase of 178% over the adjusted $397,000, or $0.02 per diluted share, in the prior year.


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Revenue growth continues to benefit from the increased demand for GMO
(genetically modified organism) testing that has occurred since the recall of certain foods containing StarLink(TM) corn last fall. As the controversy surrounding StarLink and other genetically modified foods continues, the pressure on food suppliers to verify the presence of genetically modified traits is growing. As a result, an increasing number of production, distribution, and food companies are evaluating their procedures to include routine GMO testing. This trend is expected to continue to drive growth in the Company's food safety unit. SDI offers a comprehensive set of GMO test kits, with associated testing protocols and procedures, for a variety of crops, including soybeans, corn, and sugar beets.

In a separate development, the Company announced that the USDA Grain Inspection, Packers and Stockyards Administration (GIPSA) has issued its certification of the MycoCheck(TM) test kit for the detection of deoxynivalenol (DON), also referred to as vomitoxin, a mycotoxin found in grain. This MycoCheck assay is the first test to be certified in the family of three SDI MycoCheck test kits for the detection of mycotoxins. The market for test kits for the detection of mycotoxins is estimated to be $20 million annually. SDI's family of tests offers meaningful competitive advantages. All the MycoCheck test kits are of a similar format that allows easy, visual, semi-quantitative analysis as well as instrument based quantitative analysis. All of SDI's mycotoxin assays are being evaluated by the USDA using a low cost plate-reading instrument. For the first time, this allows end users to be able to use a low-cost reader when following a USDA-certified method. The Company believes that these competitive advantages and the existing customer relationships established within the food safety market category position the Company to attract a meaningful market share of mycotoxin test kit sales.

In further news, the Company today reported that it has retained Goldman Sachs & Co. as financial advisor in connection with exploring strategic alternatives available to the Company to maximize shareholder value.

Richard C. Birkmeyer, President and CEO of Strategic Diagnostics, stated, "We are extremely pleased with our strong financial performance, especially in light of the weak economy. This performance demonstrates the growing acceptance of our GMO testing products. To continue this momentum, we are applying our successful GMO marketing strategy to other expanding lines of diagnostic tests in the food safety market. The GIPSA certification of our DON kit will allow us to aggressively gain market share in this important market.

"We have applied this same strategy in our water quality testing product line. Rather than simply offer an individual test, we market a full testing solution. This strategy is driving the development of the water quality testing product line and our pending acquisition of AZUR Environmental. A hearing is being held with the California Department of Corporations (DOC) on July 30 for approval of the acquisition. The combined AZUR and SDI technologies enable us to offer a full solution to water companies, rather than the partial solutions that we previously offered separately. We are very excited about the potential for this product line.

"Looking at the longer-term, we are also excited about our ongoing research and development with diagnostic devices to monitor drug levels within a patient's body. The potential benefits that derive from the ability to optimize drug dosages are compelling. We are pleased with the development of each of our market categories, Food Safety, Water Quality and Antibodies and we are proud of the market leading positions we have been able to establish, as recently evidenced by our inclusion in FSB: Fortune Small Business magazine's listing of "America's 100 Fastest-Growing Small Companies." With the assistance of Goldman Sachs, we are evaluating alternatives to accelerate the further development of these markets to their potential, enhance the leadership position our products have earned and thereby maximize shareholder value. This is an important step in the growth and development of Strategic Diagnostics and we believe these efforts will assist us in unlocking the value we see for our businesses."

Mr. Birkmeyer reaffirmed the company's expectations of revenue growth of at least 20% and net income growth of 25% - 30% for the full year over last year's results.

Conference Call
A conference call to review second quarter results is scheduled for 11:00 a.m. EDT on July 26, 2001. The dial-in number for the live conference call will be 212-896-6098. A live webcast of the conference call will be available on the company's Web site, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these sites for 30 days. Telephone replays of the call will be available for 24 hours, from 1:00 p.m. EDT on July 26 until 1:00 p.m. EDT on July 27. To listen to the telephone replay, dial 800-633-8284 (858-812-6440 outside the U.S.) and enter reservation number 19324701.

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectation. When used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, ability of manufacturers of non-GMO food products to charge premiums to consumers, successful integration of the AZUR Environmental business if and when the acquisition is completed, retention of customers and employees, adequate supply of raw materials, inability to obtain required government approvals, modifications of government regulations, modifications to development and sales relationships, construction delays or cost overruns in the Maine expansion project, delays or unanticipated costs relating to the consolidation of the California facility, the ability to meet increased market demand, the ability to achieve anticipated growth, increasing dependence on the sale of certain products, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

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        STRATEGIC DIAGNOSTICS INC. SUMMARIZED CONSOLIDATED OPERATING DATA
                     (in thousands, except per share data)

                                                 Three Months                              Six Months
                                                Ended June 30,                           Ended June 30,
                                         ----------------------------            -----------------------------
                                           2001                2000                2001                 2000
                                         --------            --------            --------             --------
Revenue                                  $ 7,201             $ 5,788             $ 14,275             $ 11,564
Gross Profit                               3,943               3,469                7,694                6,745
Operating Income                             775                 532                1,621                  867
Net Income                                   515                 265                  994                  569
Net Income per diluted share             $  0.03             $  0.02             $   0.06             $   0.03

     STRATEGIC DIAGNOSTICS INC. SUMMARIZED CONSOLIDATED BALANCE SHEET DATA
                                 (in thousands)

                                        June 30,            Dec. 31,
                                          2001                2000
                                        --------            --------
Assets
Current Assets                          $ 14,888            $ 13,716
Property and Equipment                     2,672               2,919
Other Assets                               9,310               9,873
                                        --------            --------
  Total Assets                          $ 26,870            $ 26,508
                                        ========            ========

Liabilities & Stockholders' Equity
Current Liabilities                     $  3,494            $  3,285
Long-term Debt                               892               1,889
Equity                                    22,484              21,334
                                        --------            --------
  Total Liabilities & Equity            $ 26,870            $ 26,508
                                        ========            ========